================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                        Schnitzer Steel Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                       Class A Common Stock, $1 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   806882 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 2 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carol S. Lewis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          1,000
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,422,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         265,772
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          313,188
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,423,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 3 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Emanuel Rose
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          1,400
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         69,616
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,323,946
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 4 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kathleen Lewis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         86,656
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 5 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Marilyn S. Easly
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,384,856
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         329,128
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          275,498
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,384,856
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 6 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David S. Easly
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         89,866
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          9,766
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 7 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Danielle Easly Nye
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         65,502
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          9,766
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 8 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sean M. Easly
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         54,612
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                               ------------
CUSIP No. 806882 10 6                  13G                          Page 9 of 38
---------------------                                               ------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gilbert Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,509,896
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          921,362
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,509,896
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 10 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thelma S. Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,509,896
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          921,362
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,509,896
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 11 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gary Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          18,772
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,431,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         35,223
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          109,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,450,318
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 12 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sandra Wilder
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         589
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 13 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gregory Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          30,000
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         66,464
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,352,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 14 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Kenneth M. Novack
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          29,220
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,519,276
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         29,220
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          453,242
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,548,496
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 15 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Deborah S. Novack
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,628,276
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          561,653
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,628,276
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    28.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 16 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Melanie A. Novack
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 17 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Lois T. Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          2,820
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,382,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         416,475
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          60,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,385,366
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 18 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Rita S. Philip
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,332,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          498,944
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,332,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 19 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert W. Philip
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          171,218
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         171,218
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          253,400
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,493,764
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.2%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 20 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Michele Babette Philip
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         16,654
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 21 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gayle S. Romain
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,365,396
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          466,295
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,365,396
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 22 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Laura H. Rosencrantz
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 23 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bryan L. Rosencrantz
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          2,500
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         16,647
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,325,046
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 24 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Sandra Lee Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          5,200
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,352,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         190,928
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          30,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,357,746
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 25 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Mardi S. Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          1,200
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,352,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         206,480
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          72,865
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,353,746
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 26 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jill Schnitzer Edelson
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          200
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,797
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         200
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          305,304
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,997
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 27 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Richard H. Edelson
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,797
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          182,627
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,797
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 28 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dina S. Meier
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,325,396
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          295,185
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,325,396
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 29 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jean S. Reynolds
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,372,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          427,862
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,372,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 30 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alan Scott Davis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         12,174
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 31 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    N. Dickson Davis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         6,000
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 32 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Samantha Paige Davis
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,322,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         26,430
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,322,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    26.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 33 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dori Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,397,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         518,532
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          325,186
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,397,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                              -------------
CUSIP No. 806882 10 6                  13G                         Page 34 of 38
---------------------                                              -------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Susan Schnitzer
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X].
                                                      (b) [_].

--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       5,397,546
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         338,452
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          75,000
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,397,546
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    27.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer
            --------------

            Schnitzer Steel Industries, Inc. (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices
            -----------------------------------------------

            3200 NW Yeon Avenue
            Portland, OR  97210

Item 2(a).  Names of Persons Filing
            -----------------------

            Carol S. Lewis                          Robert W. Philip
            Emanuel Rose                            Michele Babette Philip
            Kathleen Lewis                          Gayle S. Romain
            Marilyn S. Easly                        Laura H. Rosencrantz
            David S. Easly                          Bryan L. Rosencrantz
            Danielle Easly Nye                      Sandra Lee Schnitzer
            Sean M. Easly                           Mardi S. Schnitzer
            Gilbert Schnitzer                       Jill Schnitzer Edleson
            Thelma S. Schnitzer                     Richard H. Edelson
            Gary Schnitzer                          Dina S. Meier
            Sandra Wilder                           Jean S. Reynolds
            Gregory Schnitzer                       Alan Scott Davis
            Kenneth M. Novack                       N. Dickson Davis
            Deborah S. Novack                       Samantha Paige Davis
            Melanie A. Novack                       Dori Schnitzer
            Lois T. Schnitzer                       Susan Schnitzer
            Rita S. Philip

Item 2(b).  Address of Principal Business Office, or if none, Residence
            -----------------------------------------------------------

            For all Reporting Persons:

            3200 NW Yeon Avenue
            Portland, OR  97210

Item 2(c).  Citizenship or Place of Organization
            ------------------------------------

            Each individual listed in Item 2(a) is a citizen of the United
            States.

Item 2(d).  Title of Class of Securities
            ----------------------------

            Class A Common Stock, $1 par value

Item 2(e).  CUSIP NUMBER
            ------------

            806882 10 6

Item 3.     Type of Reporting Person
            ------------------------

            Inapplicable

Item 4.     Ownership
            ---------

            Pursuant to the terms of the Schnitzer Steel Industries, Inc. Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the "Schnitzer Trust Agreement"), the beneficial owners of 5,322,546 shares of Class B Common Stock of the Company have contributed those shares to the

            Schnitzer Steel Industries, Inc. Voting Trust (the "Schnitzer Trust"). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

            The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

            See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person. All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned or subject to exercisable options:

                                   Class A
                                   Common
                                    Stock         Percent         Sole            Shared           Sole            Shared
        Reporting                 Actually          of           Voting           Voting        Dispositive      Dispositive
         Person                     Owned          Class          Power            Power           Power            Power
         ------                     -----          -----          -----            -----           -----            -----
1.   Carol S. Lewis                 21,000          0.2            1,000           20,000           1,000          20,000
2.   Marilyn S. Easly               20,000          0.1                0           20,000               0          20,000
3.   Gilbert Schnitzer             187,350          1.4                0          187,350               0         187,350
4.   Thelma S. Schnitzer           187,350          1.4                0          187,350               0         187,350
5.   Gary Schnitzer                 18,772(1)       0.1           18,772(1)             0          18,772(1)            0
6.   Gregory Schnitzer              30,000          0.2           30,000                0          30,000               0
7.   Kenneth M. Novack             225,950(2)       1.6           29,220(2)       196,730          29,220(2)      196,730
8.   Deborah S. Novack             196,730          1.4                0          196,730               0         196,730
9.   Lois T. Schnitzer               2,820          0.0            2,820                0           2,820               0
10.  Rita S. Philip                 10,000          0.1                0           10,000               0          10,000
11.  Robert W. Philip              171,218(3)       1.2          171,218(3)             0         171,218(3)            0
12.  Gayle S. Romain                12,850          0.1                0           12,850               0          12,850
13.  Bryan L. Rosencrantz            2,500          0.0            2,500                0           2,500               0
14.  Sandra Lee Schnitzer            5,200          0.0            5,200                0           5,200               0
15.  Mardi S. Schnitzer              1,200          0.0            1,200                0           1,200               0
16.  Jill Schnitzer Edelson            451          0.0              200              251             200             251
17.  Richard H. Edelson                251          0.0                0              251               0             251
18.  Dina S. Meier                   2,850          0.0                0            2,850               0           2,850

---------------------
1 Includes 16,172 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
2 Includes 29,220 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.
3 Includes 171,118 shares subject to exercisable options under the Company's 1993 Stock Incentive Plan.

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------

            Inapplicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person
            ---------------------------------------------------------------

            Inapplicable

Item 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on By the Parent Holding Company
            -----------------------------------------

            Inapplicable

Item 8.     Identification and Classification of Members of the Group
            ---------------------------------------------------------

            The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them. Attached as Exhibit A to this Amendment No. 10 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.     Notice of Dissolution of Group
            ------------------------------

            Inapplicable

Item 10.    Certification
            -------------

            Inapplicable

                                    SIGNATURE

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2004.

                                        CAROL S. LEWIS
                                        EMANUEL ROSE
                                        KATHLEEN LEWIS
                                        MARILYN S. EASLY
                                        DAVID S. EASLY
                                        DANIELLE EASLY NYE
                                        SEAN M. EASLY
                                        GILBERT SCHNITZER
                                        THELMA S. SCHNITZER
                                        GARY SCHNITZER
                                        SANDRA WILDER
                                        GREGORY SCHNITZER
                                        KENNETH M. NOVACK
                                        DEBORAH S. NOVACK
                                        MELANIE A. NOVACK
                                        LOIS T. SCHNITZER
                                        RITA S. PHILIP
                                        ROBERT W. PHILIP
                                        MICHELE BABETTE PHILIP
                                        GAYLE S. ROMAIN
                                        LAURA H. ROSENCRANTZ

                                        BRYAN L. ROSENCRANTZ
                                        SANDRA LEE SCHNITZER
                                        MARDI S. SCHNITZER
                                        JILL SCHNITZER EDELSON
                                        RICHARD H. EDELSON
                                        DINA S. MEIER
                                        JEAN S. REYNOLDS
                                        ALAN SCOTT DAVIS
                                        N. DICKSON DAVIS
                                        SAMANTHA PAIGE DAVIS
                                        DORI SCHNITZER
                                        SUSAN SCHNITZER




                                        By /s/ Charles A. Ford
                                           -------------------------------------
                                             Charles A. Ford, Attorney-in-Fact
                                                for all Reporting Persons

                                                                       EXHIBIT A

                        SCHNITZER STEEL INDUSTRIES, INC.

               SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY

                  This SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY (the "Agreement") is entered into as of March 31, 1994 by and among the undersigned beneficial owners (the "Beneficial Owners") of Common Stock of Schnitzer Steel Industries, Inc. (the "Company").

                  WHEREAS, the Beneficial Owners have sole or shared voting or dispositive power over an aggregate of 4,728,249 shares of Class B Common Stock of the Company deposited in the Schnitzer Steel Industries, Inc. Voting Trust (the "Voting Trust"), which shares are convertible into Class A Common Stock of the Company representing more than five percent of the outstanding Class A Common Stock; and

                  WHEREAS, as a result of their participation in the Voting Trust, the Beneficial Owners may be deemed to be a group required to file a
Schedule 13G and annual amendments thereto with the Securities and Exchange Commission to report their beneficial ownership of shares of Class A Common Stock, and the Beneficial Owners desire to jointly file such Schedule 13G and any amendments thereto;

                  NOW, THEREFORE, the Beneficial Owners agree as follows:

         1. Joint Filing Agreement. The Beneficial Owners hereby agree that the
            ----------------------
Schedule 13G reporting their beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company is, and any amendments thereto or any future
Schedule 13Gs or amendments thereto signed by each of the undersigned personally or through an attorney-in-fact shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

         2. Power of Attorney. Each Beneficial Owner hereby constitutes and
            -----------------
appoints Kenneth M. Novack, Edgar C. Shanks and Charles A. Ford, and any one of them, as his or her true and lawful attorney, agent and attorney-in-fact for the purpose of executing and delivering in the name and on behalf of the undersigned all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 in connection with the reporting of beneficial ownership by the undersigned of Class A Common Stock of the Company, including specifically, but without limitation thereto, power and authority to sign the undersigned's name as attorney-in-fact to a
Schedule 13G to be filed to report beneficial ownership as of December 31, 1993 of Class A Common Stock of the Company and to any amendments thereto, and to any future Schedule 13G or amendments thereto as may

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 1 be required under the Securities Exchange Act of 1934, and to any joint filing agreements among the undersigned relating to such documents, and to file any such statement, amendment or agreement with the Securities and Exchange Commission. The undersigned ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

         3. Additional Parties. Any person who becomes a beneficial owner (as
            ------------------
defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Class B Common Stock of the Company deposited in the Voting Trust may, by execution of a counterpart signature page to this Agreement, become a party to this Agreement. Each Beneficial Owner consents and agrees to the automatic amendment of this Agreement to add as a party any such person who shall thereafter be considered a Beneficial Owner under this Agreement.

         4. Counterparts. This Agreement may be executed in one or more
            ------------
counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute only one legal instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       MANUEL SCHNITZER
                                       -----------------------------------------
                                       Manuel Schnitzer


                                       EDITH SCHNITZER
                                       -----------------------------------------
                                       Edith Schnitzer


                                       CAROL S. LEWIS
                                       -----------------------------------------
                                       Carol S. Lewis


                                       SCOTT LEWIS
                                       -----------------------------------------
                                       Scott Lewis


                                       LARRY LEWIS
                                       -----------------------------------------
                                       Larry Lewis


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 2

                                       KATHLEEN LEWIS
                                       -----------------------------------------
                                       Kathleen Lewis


                                       MARILYN S. EASLY
                                       -----------------------------------------
                                       Marilyn S. Easly


                                       DAVID S. EASLY
                                       -----------------------------------------
                                       David S. Easly


                                       DANIELLE C. EASLY
                                       -----------------------------------------
                                       Danielle C. Easly


                                       SEAN M. EASLY
                                       -----------------------------------------
                                       Sean M. Easly


                                       GILBERT SCHNITZER
                                       -----------------------------------------
                                       Gilbert Schnitzer


                                       THELMA S. SCHNITZER
                                       -----------------------------------------
                                       Thelma S. Schnitzer


                                       GARY SCHNITZER
                                       -----------------------------------------
                                       Gary Schnitzer


                                       ANDREA SCHNITZER
                                       -----------------------------------------
                                       Andrea Schnitzer


                                       GREGORY SCHNITZER
                                       -----------------------------------------
                                       Gregory Schnitzer


                                       KENNETH M. NOVACK
                                       -----------------------------------------
                                       Kenneth M. Novack


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 3

                                       DEBORAH S. NOVACK
                                       -----------------------------------------
                                       Deborah S. Novack


                                       MELANIE A. NOVACK
                                       -----------------------------------------
                                       Melanie A. Novack


                                       LEONARD SCHNITZER
                                       -----------------------------------------
                                       Leonard Schnitzer


                                       LOIS T. SCHNITZER
                                       -----------------------------------------
                                       Lois T. Schnitzer


                                       RITA S. PHILIP
                                       -----------------------------------------
                                       Rita S. Philip


                                       GAYLE S. ROMAIN
                                       -----------------------------------------
                                       Gayle S. Romain


                                       LAWRENCE ROSENCRANTZ
                                       -----------------------------------------
                                       Lawrence Rosencrantz


                                       BRYAN L. ROSENCRANTZ
                                       -----------------------------------------
                                       Bryan L. Rosencrantz


                                       SANDRA LEE SCHNITZER
                                       -----------------------------------------
                                       Sandra Lee Schnitzer


                                       MARDI S. SCHNITZER
                                       -----------------------------------------
                                       Mardi S. Schnitzer



SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 4

                                       JILL SCHNITZER EDELSON
                                       -----------------------------------------
                                       Jill Schnitzer Edelson


                                       DINA EVAN SCHNITZER
                                       -----------------------------------------
                                       Dina Evan Schnitzer


                                       MILDRED SCHNITZER
                                       -----------------------------------------
                                       Mildred Schnitzer


                                       JEAN S. REYNOLDS
                                       -----------------------------------------
                                       Jean S. Reynolds


                                       N. DICKSON DAVIS
                                       -----------------------------------------
                                       N. Dickson Davis


                                       DORI SCHNITZER
                                       -----------------------------------------
                                       Dori Schnitzer


                                       SUSAN SCHNITZER
                                       -----------------------------------------
                                       Susan Schnitzer


                                       First Interstate Bank of Oregon,
                                       N.A.


                                       By  APRIL D. SANDERSON
                                         ---------------------------------------
                                         April D. Sanderson
                                         Vice President and Area Manager


PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/94 SCHEDULE 13G:


                                       ROBERT W. PHILIP
                                       -----------------------------------------
                                       Robert W. Philip


SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 5

                                       LAURA H. ROSENCRANTZ
                                       -----------------------------------------
                                       Laura H. Rosencrantz


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/95 SCHEDULE 13G:


                                       RICHARD H. EDELSON
                                       -----------------------------------------
                                       Richard H. Edelson


PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/96 SCHEDULE 13G:


                                       SAMANTHA PAIGE DAVIS
                                       -----------------------------------------
                                       Samantha Paige Davis


                                       MICHELE BABETTE PHILIP
                                       -----------------------------------------
                                       Michele Babette Philip


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/97 SCHEDULE 13G:


                                       EMANUEL ROSE
                                       -----------------------------------------
                                       Emanuel Rose


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/98 SCHEDULE 13G:


                                       ALAN SCOTT DAVIS
                                       -----------------------------------------
                                       Alan Scott Davis


PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/03 SCHEDULE 13G:


                                       SANDRA WILDER
                                       -----------------------------------------
                                       Sandra Wilder

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 6